AGREEMENT

        THIS AGREEMENT (the "Agreement"), dated the 24th day of January, 2000, is made and entered into by and between SALIENT CYBERTECH, INC. (hereinafter referred to as "SCI"), a Public Company incorporated pursuant to the laws of Delaware, OF THE FIRST PART, and Marc Sporn, Alan Sporn, C. K. Tam, and Martin Stein (hereinafter collectively referred to as "Consultant"), OF THE SECOND PART.

                            P R E A M B L E :

	WHEREAS, SCI desires to engage the Consultant as its investment banker, financial advisor, and general management consultants; and

WHEREAS the Consultant has performed the abovementioned services for a substantial amount of time with out compensation and SCI is desirous of continuing of continuing the relationship; and

	WHEREAS the Consultant wishes to continue to provide the abovestated services to SCI;

        NOW, THEREFORE, in consideration for the Consultant's agreement to render the hereinafter described services, as well as of the premises, the sum of TEN ($10) DOLLARS, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

WITNESSETH:

                               ARTICLE ONE
                           CONSULTANT SERVICES

1.1	The Consultant shall perform the following services for SCI:

(a)	Consultant will provide financial advisory services, investment banking services, and financing services generally to SCI, and specifically, without restricting the generality of the foregoing, will advise SCI on matters concerning the different modes of raising working capital and funds for expansion.

(b)	Consultant shall aid in the drafting of and review and comment upon all Securities and Exchange Commission Filings, and upon any and all actions requiring either Federal or State filings, including NASD filings, and upon any and all press releases.

(c)	Consultant shall work with SCI to further develop its management structure and its Board of Directors, and to plan its strategy in acquiring companies that will meld with SCI's development plans.
Consultant will also review any and all expansion plans, including expansion by takeover, and comment on the desirability and feasibility of the said plans, and will develop plans of action for any general plans for expansion as required.


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(d)     SCI hereby irrevocably agrees to keep Consultant apprised of all material matters involving the SCI, as required to permit
Consultant to fully, properly and legally perform its duties hereunder.

(e)	Consultant shall submit weekly reports to SCI on its progress to date.


                               ARTICLE TWO
                    FEES, EXPENSES, AND TERMINATION

2.1	Fees


(a)	The Consultant shall be entitled to a fee of 550,000 free trading shares within 7 working days of the execution of this agreement for the sum of $50,000, said sum having been earned by Consultant.
The said shares shall be issued to each consultant on a pari passu basis.

(b)	The Consultant further is granted an option for the purchase of
200,000 shared for the sum of $1.00 per share, said option to be exerciseable for a period of 30 days from the execution of this agreement.


2.2	Expenses

	Consultant shall bear all its own expenses in providing the services herein, provided however, that major extraordinary expenses such as annual reports when authorized in advance by SCI, shall be borne by SCI. All travel, telephone, and board and lodging expenses shall be borne by the Consultant.

2.3	Term and Termination

(a)	This agreement shall be for a period of 3 years, and may not be terminated by the Consultant.

	This Agreement may be terminated by SCI at will and without cause. In the event of termination, no further payments shall be due to Consultant.

                               ARTICLE THREE
                               MISCELLANEOUS

3.1	All notices, demands or other written communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


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        TO CONSULTANT; Marc Sporn, 22861 Harrowood CT., Boca Raton, Fl. 33433;

and
	TO SCI: Salient Cybertech, Inc., PO Box 35287, Sarasota Fl. 34242;

in each case, with copies to such other address or to such other persons as any Party shall designate to the others for such purposes in the manner herein above set forth.

3.2	Time shall be of the essence in this Agreement.

3.3	This Agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

3.4	This Agreement, constitutes the entire agreement between the parties hereto. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

3.5	This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. Any and all disputes arising under this Agreement whether as to interpretation, performance or otherwise, shall be subject to the exclusive jurisdiction of the Courts of the State of New York.
Each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of the State of New York.

3.6	The parties hereto shall sign such further and other papers, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and do or cause to be done all such other acts and things as may be necessary or desirable in order to give full force and effect to this Agreement and every part thereof.

3.7	The headings used herein are inserted for convenience of reference only and shall not affect the construction of, or interpretation of, this Agreement.

3.8	In the event that any Article or section of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of the provisions hereof, but such part shall be fully severable, and this Agreement shall be construed and enforced as if such invalid or unenforceable part had never been inserted herein and the parties do hereby agree that they would have signed this Agreement without such invalid or unenforceable part included herein.

3.9	In this Agreement words importing the singular number only shall include the plural and vice versa; and words importing the masculine gender shall include the feminine and vice versa.


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3.10	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal personal representatives, successors and permitted assigns.

3.11	Where the date for the expiry of any time period or for the
closing of any thing hereunder expires or falls upon a day which is not a Business Day, the time so limited extends to and the thing shall be done on the day next following that is a Business Day.


		IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED	)
               in the presence of       )
                                        )       /s/Paul Sloan/s/_____________
                                        )       SALIENT CYBERTECH, INC.
                                                per: Paul Sloan, CEO
					)
                                        )       /s/Marc Sporn/s/
                                        )          Marc Sporn
					)
                                        )       /s/Alan Sporn/s/
                                        )          Alan Sporn
					)
                                        )       /s/C. K. Tam/s/
                                        )          T. C. Tam
					)
                                        )       /s/Martin Stein/s/
                                        )          Martin Stein


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